Exhibit 23.1

KPMG LLP Suite 1100 1000 Walnut Street Kansas City, MO 64106-2162

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 18, 2026, with respect to the consolidated financial statements of Cingulate Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Kansas City, Missouri
March 19, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.